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                                                                   EXHIBIT 99.1

 BATTLE MOUNTAIN GOLD RECEIVES UNPRECEDENTED NOTIFICATION THAT RECORD OF DECISION HAS BEEN VACATED FOR CROWN JEWEL MINE, PLAN OF OPERATIONS CAN NOT PRESENTLY BE APPROVED; APPEALS PLANNED

         Houston, March 26, 1999 -- Battle Mountain Gold Company (BMG-NYSE; BMC-TSE) today said that it has been notified by the Department of Interior and the Department of Agriculture that the Record of Decision (ROD) for the Crown Jewel mine has been vacated, and that the Plan of Operations (POO) for the property can not presently be approved. In denying the POO, in a ruling counter to what has been the custom and practice of the industry, as long recognized by the Department of the Interior in granting numerous plans of operation without regard for the lode claims to mill sites ratio, the agencies stated that the project can not rely on a greater number of mill site claims than the number of associated lode mining claims being developed. However, the agencies also noted that "we emphasize that there are ways for BMG to still proceed with developing the Crown Jewel Mine consistent with the mill site limitation." BMG President and Chief Executive Officer, Ian D. Bayer, stated that the Company is reviewing the ruling and its impacts but called the action outrageous and unprecedented. "This is but the latest obstacle for the Crown Jewel project, and we will seek every recourse necessary, including legal, to have this decision reversed," he added.

         The ruling by the agencies is neither company nor project specific, Bayer continued, but constitutes an unprecedented retroactive application of one sentence in a November 1997 opinion by the Solicitor of the Interior Department regarding the patenting of mill sites. The opinion interpreted a section of the Mining Law of 1872 to restrict 5-acre mill site claims to one for every lode claim. Battle Mountain does not agree with the interpretation, which appears designed to retard new mining development in the U.S., Bayer added. The retroactive application of the new interpretation is especially outrageous given Battle Mountain's history with the Crown Jewel project, he noted. Our final Environmental Impact Statement (EIS) and ROD were issued in January 1997 following five years of exceedingly thorough study and well in advance of the Solicitor's opinion, Bayer continued. The ROD stated that the alternative selected by the Bureau of Land Management (BLM) and U.S. Forest Service (USFS) is "consistent with all laws, regulations, and policies," and "will be implemented through the approval of Plans of Operations." In addition, the EIS and ROD were upheld by the Regional Forester and, on summary judgment, by the United States District Court.

         Bayer added that Battle Mountain has received over 50 state and local permits and posted over $50 million in security based upon the configuration of the project as selected and approved by the BLM and USFS in the ROD. In addition, it has invested a total of approximately $80 million in the Crown Jewel project to date.

         We are clearly the test case in this effort by Interior, Bayer added, but we believe the merits of our argument are strong, and we will seek every avenue open to us to bring the Crown Jewel mine into operation at the earliest date possible.

THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 PROVIDES A "SAFE HARBOR" FOR CERTAIN FORWARD-LOOKING STATEMENTS. OPERATING, EXPLORATION AND FINANCIAL DATA, AND OTHER STATEMENTS IN THIS DOCUMENT, ARE BASED ON INFORMATION THAT THE COMPANY BELIEVES REASONABLE, BUT INVOLVE SIGNIFICANT UNCERTAINTIES AS TO FUTURE GOLD PRICES, COSTS, ORE GRADES, MINING AND PROCESSING CONDITIONS, AND REGULATORY AND PERMITTING MATTERS. ACTUAL RESULTS AND TIMETABLES COULD VARY SIGNIFICANTLY FROM THE ESTIMATES PRESENTED. ALSO REFER TO THE CAUTIONARY STATEMENT CONTAINED IN THE COMPANY'S FORM 10-K AND 10-Q FOR THE MOST RECENT REPORTING PERIODS.